Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “this Agreement”) is made and entered into by and between Alan Catherall hereinafter “Employee”) and Numerex Corp. (hereinafter “Employer” or “Company”). Employer and Employee are sometimes referred to collectively herein as “the Parties” and individually herein as “Party.”

WHEREAS, Employee’s resignation became effective and his employment terminated on July 1, 2013 (hereinafter “Termination Date”);

WHEREAS, Employee and Employer desire to resolve and settle any matters between them, including, without limitation, matters that might arise out of Employee's employment by Employer and the termination thereof and Employer desires Employee’s transition assistance;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:

1. As of the Termination Date, and at all times forward, Employee will not hold himself out to any person or entity as being an employee, officer, representative, or agent of Employer other than in connection with any consulting in the future.

2. Payments and Benefits to Employee.

a.	Subject to Employee’s compliance with the terms of this Agreement and the conditions in Section 11, beginning on the first regularly scheduled payday following the Effective Date of this Agreement (as defined in Section 4.c. below), Employer will pay Employee in equal installments over twelve months, in accordance with the Company’s regular payroll schedule, the sum of $275,000 (less taxes and other required deductions), which represents twelve months of severance pay that Employee would not otherwise be entitled to upon termination. In addition, if Employee elects COBRA continuation coverage for Employee and his dependents, Employer shall pay directly to the insurance company one-half of the monthly COBRA premiums for twelve months following the Termination Date.

b.	In accordance with the Company’s 1999 and 2006 Long Term Incentive Plans, Employee holds certain stock appreciation rights (SARs) and incentive stock options (ISOs). Pursuant to the chart attached as Exhibit A, as of the Termination Date, Employee shall receive accelerated vesting of 6,250 ISOs that were granted on 7/30/2009 and accelerated vesting of 3,750 SARs that were granted on 9/16/2011.

c.	Other than what is provided for in this paragraph 2, Employee shall have no right to receive any other payments, compensation or benefits, under this Agreement or otherwise.

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Exhibit 10.1

                2.  In exchange for the payments and other considerations provided for in this Agreement, Employee hereby completely, irrevocably and unconditionally releases and forever discharges Employer, all of Employer’s affiliated entities, and their officers, agents, directors, supervisors, employees, representatives, attorneys, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Employee at any time heretofore had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act as amended (“ERISA”) (provided that this release does not extend to any vested retirement benefits of Employee under Employer’s 401(k) Safe Harbor Plan); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1866 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act (“ADA”), as amended; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended, (family leave matters), the Georgia anti-discrimination law; any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Employee may now have or may have had, arising from or in any way whatsoever connected with Employee’s employment, termination of employment, or contacts, with Employer or any other of the Released Parties whatsoever. In exchange for the considerations provided for in this Agreement, Employer hereby completely, irrevocably and unconditionally releases and forever discharges Employee and all of Employee’s representatives, heirs, beneficiaries, executors, successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Employee Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Employer at any time heretofore had or claimed to have or which Employer may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, except that Employer does not release, waive, or discharge Employee for any claims related to Employee’s gross negligence, willful misconduct, fraud, or violation of law.

Employee acknowledges, understands and agrees that Employee has reported to the Employer’s management personnel any work related injury that occurred up to and including Employee’ last day of employment. Employee acknowledges, understands, and agrees that Employee has no knowledge of any actions or inactions by any of the Released Parties or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

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Exhibit 10.1

3. To the extent permitted by law, Employee agrees that he will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties, and will not participate in any manner in any legal proceedings against any of the Released Parties, with respect to any claims released under Section 2, above. To the extent permitted by law, Employee agrees that he or she will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

4. Older Workers Benefit Protection Act /ADEA waiver

a. Employee acknowledges that Employer has advised him/her in writing to consult with an attorney of his/her choice before signing this Agreement, and Employee has been given the opportunity to consult with an attorney of his/her choice before signing this Agreement.

b. Employee acknowledges that he or she has been given the opportunity to review and consider this Agreement for a full twenty-one (21) days before signing it, and that, if he or she has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement..

c. Employee further acknowledges that he or she may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to the Employer’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Employee’s intention to revoke this Agreement. Provided that Employee does not timely revoke this Agreement, the eighth (8th) day following Employee’s execution hereof shall be deemed the “Effective Date” of this Agreement.

d. The Parties also agree that the release provided by Employee in this Agreement does not include a release for claims under the ADEA arising after the date Employee signs this Agreement.

e. Employee further acknowledges and agrees that the amounts he is to receive under this Agreement exceed the amounts to which he would otherwise be entitled upon his termination from employment with Employer.

5. To the extent Employee has not already done so and except as provided otherwise in this Agreement, Employee shall promptly turn over to Employer any and all documents, files, computer records, or other materials or property belonging to, or containing confidential or proprietary information obtained from Employer that are in Employee's possession, custody, or control, including any such materials that may be at Employee's home. Employee currently possesses a Company-issued laptop computer which Employee shall use solely for Company business and Employee shall return such laptop computer at the end of the Cooperation Period or sooner upon demand by the Company.

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Exhibit 10.1

6. Employee acknowledges that, during the course of Employee's employment with Employer, Employee has acquired or been exposed to Employer’s confidential information and trade secrets, including, but not limited to, business and marketing plans, research and development plans, attorney-client communications, personnel matters, financial data, proprietary technology, and customer lists (“Confidential Information”). Employee agrees hereafter to maintain the confidentiality of the Confidential Information to refrain from disclosing any Confidential Information to anyone, and to refrain from using the Confidential Information on his/her own behalf or on behalf of anyone other than Employer.

7. For twenty-four months following the Termination Date, Employee shall not, either directly or indirectly through others:

(a) engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); or either individually or as an agent, partner, shareholder, investor, director, consultant, or in any other capacity, engage or directly assist others in engaging in any Competitive Activity within the Prohibited Territory.

(b) solicit, encourage, support or cause any supplier of goods, services or property (including intangible or other intellectual property) to the Company, or any licensor or licensee of the Company, to not do business with, to discontinue doing business with, or to reduce or transfer all or any part of their business with the Company;

(c) solicit any customer of the Company to provide any product or service of the type provided or conducted by the Company, or for the purpose of engaging in any Competitive Activity within the Prohibited Territory;

(d) induce or solicit, or attempt to induce or solicit, any employee of the Company to leave his or her employ, or interfere with the relationship between the Company and any of its employees, or hire directly or through another entity any current employee of the Company; or

(e) impair, disrupt, or interfere with the Company’s business by raiding its employees.

(f) For purposes of this Paragraph 7:

1.	“Competitive Activity” means providing the same or similar services of the kind provided by the Company, including but not limited to the delivery of M2M solutions to any enterprise customer in any vertical market.

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Exhibit 10.1

	2.	“Prohibited Territory” means those states within the United States of America in which the Company carries on its business.

8. Employee acknowledges that the restrictions placed upon him in paragraphs 6 and 7 are reasonable given the nature of his job responsibilities with the Company, his receipt of the Company’s proprietary business information and secrets, and the consideration provided by the Company to him pursuant to this Agreement. Specifically, Employee acknowledges that the length of the non-compete and non-solicitation periods are reasonable and that the definitions of Competitive Activity and Prohibited Territory are reasonable. The Parties acknowledge and agree that legal remedies and money damages are inadequate to fully compensate the Company for a violation of Paragraphs 6 and 7 above and that the Company shall be entitled to injunctive relief to prevent any violation or continuing violation thereof. It is expressly understood and agreed that if any of the provisions of this Agreement are held to be unreasonably broad, oppressive or unenforceable by a court or other governmental authority, such court or other governmental authority (i) shall endeavor to reform the scope of such provisions in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by applicable law, shall enforce such provisions as so reformed.

9. The Parties agree that they will keep absolutely confidential, and not make any future disclosures to anyone about anything regarding the terms and conditions of this Agreement, except to the extent that disclosure may be necessary:

a.	to enforce this Agreement; and/or

b.	to a tax advisor or attorney; and/or

c.	to the United States Internal Revenue Service, or state or local tax authority upon its request for tax purposes; and/or

d.	to their immediate families; and/or

e. as required by court order or otherwise required by law or in response to valid legal process; provided that the Parties may make disclosure to attorneys, accountants, tax advisors, and family members (as permitted under the limited circumstances stated above) only if such persons agree to keep the information confidential; and provided further that before providing information pursuant to a court order or other legal requirement, the Party providing such information shall promptly notify the other Party, and to the extent possible will comply with the court order or other legal requirement in ways that preserve confidentiality.

10. Employee agrees that he will not make or publish any untrue or misleading statement or comment about Employer or any of its officers, directors, employees, or agents. Employer agrees that it will direct its board of directors and senior management not to make or publish any adverse, disparaging, untrue, or misleading statement or comment about Employee, and that all requests for references will be directed to Stratton Nicolaides.

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Exhibit 10.1

   11.     For six months following the Termination Date (“Cooperation Period”), Employee agrees to provide transition services to Employer not to exceed forty (40) hours in any one month, such as answering questions that Employer may have from time to time regarding matters that Employee worked on and reasonably cooperating with Employer, upon request, to assist in the investigation, prosecution or defense of any claim, grievance, investigation, or audit by or against the Company. Employer agrees to reimburse Employee for any reasonable, necessary, and documented out-of-pocket expenses he incurs as a result of such cooperation including but not limited to telephone expenses. If during the Cooperation Period, Employee becomes employed by or provides services to another entity that interferes with Employee’s ability to provide the transition services required by the Company, the severance payments and benefits in Section 2(a) shall immediately cease, but Employee shall continue to be bound by all the terms of this Agreement.

   12.     This Agreement shall not in any way be construed as an admission by Employer of any acts of unlawful conduct, wrongdoing or discrimination against Employee, and Employer specifically disclaims any liability to Employee on the part of itself, its employees, or its agents. This Agreement shall not in any way be construed as an admission by Employee of any acts of unlawful conduct, wrongdoing or discrimination against Employer, and Employee specifically disclaims any liability to Employer on the part of himself or his agents.

   13.     This Agreement shall be binding upon Employee and upon Employee's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement shall be binding upon Employer and upon Employer’s assigns and shall inure to the benefit of Employee and his/her heirs, administrators, representatives, executors, successors, and assigns.

   14.    This Agreement sets forth the entire agreement between Employer and Employee and, except as expressly provided for in this Agreement, fully supersedes any and all prior agreements or understandings between Employer and Employee pertaining to the subject matter hereof. In reaching this Agreement, neither Employer nor Employee has relied upon any representation or promise except those set forth herein. If any provision, or portion of a provision, of this Agreement is held to be invalid, void or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect, as if such provision, or portion of such provision, had never been contained herein. The unenforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

    15.    This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties.

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Exhibit 10.1

16.        This Agreement shall be governed by the laws of the State of Georgia without giving effect to conflict of laws principles, and Employee consents to exclusive personal jurisdiction in the state and federal courts of the State of Georgia for any proceeding arising out of or relating to this Agreement. The language of all parts of the Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

17.         Employee acknowledges that he has read each and every section of this Agreement and that he understands his rights and obligations under this Agreement.

18.         This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, on the date(s) set forth below.

Employee’s Name	/s/ Alan Catherall	Date	August 15, 2013
Alan Catherall

Numerex Corp.

By: /s/ Stratton Nicolaides		Date	August 12, 2013
Stratton Nicolaides, CEO

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Exhibit 10.1

EXHIBIT A

Grant Number	Grant Date	Exercise Price	Shares Issued	Shares Vested	Shares Accelerated	Total Vested Shares
2006NQ 073009	1/1/2010	$5.50	25,000	18,750	6,250	25,000
SAR 091611	9/16/2011	$6.03	15,000	3,750	3,750	7,500

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